SECOND LEASE AMENDMENT AGREEMENT

THIS AGREEMENT is made as of March 21, 2007 by and between 14 WALL STREET HOLDING 1, LLC, a ________ limited liability company, with offices c/o Newmark Knight Frank, 25 Park Avenue, 11th Floor, New York, New York 10017 (hereinafter called "Landlord") and THESTREET.COM, INC., a Delaware corporation, having an office at 14 Wall Street, New York, New York 10005 (hereinafter called "Tenant").

WITNESSETH:

WHEREAS, W12/14 Wall Acquisition Associates LLC ("W12/14"), a predecessor in interest to Landlord, and Tenant, did heretofore make and enter into a certain Standard From of Office Lease dated July 22, 1999, as amended by that certain Amendment of Lease dated October 31, 2001 between W12/14 and Tenant (collectively, the "Lease"), relating to certain premises located on the fifteenth (15th) floor (the "Original Premises") of the office building located at 14 Wall Street, New York, New York (the "Building") which leased premises are more particularly described in the Lease; and

WHEREAS, the parties further desire to expand the premises being leased by Tenant and to provide for other amendments to the Lease.

NOW, THEREFORE, in consideration of the foregoing, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise indicated.

2. From and after the earlier of (i) April 1, 2007, or (ii) the date Tenant first occupies the Expansion Premises (the "Expansion Premises Commencement Date"), the Lease is hereby amended by increasing the rentable square feet of the Original Premises by the addition of certain premises located on the mezzanine level of the Building (the "Expansion Premises"). A floor plan of the Expansion Premises is attached hereto as Exhibit A. From and after the Expansion Premises Commencement Date, the term "Demised Premises" or "Premises" shall mean the Original Premises plus the Expansion Premises. The parties hereby confirm that the Lease is scheduled to terminate on November 30, 2009 (the "Expiration Date"), unless sooner terminated pursuant to the Lease or by law.

3. From and after the Expansion Premises Commencement Date, Section 38B(a) of the Lease shall be amended by increasing the fixed rent payable thereunder in connection with the Expansion Premises only as follows:

"From and after the Expansion Premises Commencement Date through the Expiration Date, in addition to the rent amounts set forth in the Lease for the Original Premises, Tenant shall pay Landlord fixed annual rent (including the Electric Inclusion Factor of $3.00) in connection with the Expansion Premises, in the amount of $209,088.00, which shall be payable

in advance (without notice, deduction or setoff) in equal monthly installments of $17,424.00 on the first day of each month during said period.

In addition to the fixed base rent set forth herein, Tenant shall also pay Landlord all additional rent in connection with the Expansion Premises pursuant to the terms of the Lease."

4. In addition to the Tax Payments that Tenant is obligated to pay to Landlord with respect to the Original Premises, from and after the Expansion Premises Commencement Date, the Tenant shall also be obligated to make Tax Payments to Landlord with respect to the Expansion Premises in accordance with the terms of the Lease, however, the "Tenant's Proportionate Share" as defined in Article 39A(d) of the Lease with regard to the Expansion Premises only shall be 0.710% and the Base Taxes with respect to the Expansion Premises only shall be the 2006/2007 Tax Year.

5. In addition to the Operating Payments that Tenant is obligated to pay to Landlord with respect to the Original Premises, from and after the Expansion Premises Commencement Date, the Tenant shall also be obligated to make Operating Payments to Landlord with respect to the Expansion Premises in accordance with the terms of the Lease, however, the "Tenant's Operational Proportionate Share" as defined in Article 39F(e) of the Lease with regard to the Expansion Premises only shall be 0.710% and the Operational Year with respect to the Expansion Premises only shall be the 2007 calendar year.

6. From and after the Expansion Premises Commencement Date, the last sentence at the end of Section 58A of the Lease is hereby deleted and replaced with the following: "For purposes of the Lower Manhattan Plan, Tenant's Percentage Share shall mean the total of Tenant's Proportionate Share for both the Original Premises and the Expansion Premises (i.e. 4.471%)."

7. Tenant agrees to accept the Expansion Premises in its "as-is" condition. Notwithstanding the foregoing, Landlord shall (i) paint the Expansion Premises using building standard paint, and (ii) carpet the Expansion Premises using building standard carpet.

8. The Lease is hereby amended by deleting Article 59 and Exhibits B, F-1, F-2 and F-3 of the Lease in their entirety.

9. Tenant represents that it has dealt with no broker or salesperson in connection with this Agreement other than Newmark Knight Frank (the "Broker"). If any claim for a real estate brokerage commission in connection with this Agreement be made against Landlord by any broker other than the Broker based on any dealings of Tenant or its representatives, with the claimant in connection with the negotiation of this Agreement, Tenant shall indemnify Landlord against all liability for such commission claims and expenses (including reasonable attorneys' fees) incurred in connection therewith.

10. Except as specifically amended and modified herein, the Lease and all of its terms and provisions is hereby affirmed and ratified by the parties. In connection therewith, Tenant hereby affirms that there are no defaults existing under the Lease nor do any facts or circumstances exist which but for the giving of notice or passage of time would constitute a default under the Lease.

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11. Each of the parties hereto severally agrees that they have read this Agreement, that they understand the contents thereof, and that each is signing this Agreement as his or her own free act and deed, without any persuasion or coercion on the part of anyone, and with full advice of counsel.

12. The terms and provisions of this Agreement are binding on and inure to the benefit of the parties hereto and their successors and permitted assigns.

13. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

14 WALL STREET HOLDING 1, LLC, Landlord

By: ______________________
Name: Yeshayahu Boyme Green
Title: Authorized Signatory

THESTREET.COM, INC., Tenant

By: ______________________
Name: JAMES LONERGAN
Title: PRESIDENT & COO

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